EXHIBIT 23(b)

Independent Auditors’ Consent

The Board of Directors

The Dow Chemical Company:

We consent to the incorporation by reference of our report dated January 22, 2001, except as to Note 17, which is as of February 6, 2001, relating to the consolidated statements of income, stockholders’ equity and cash flows of Union Carbide Corporation and subsidiaries for the year ended December 31, 2000 (not presented separately herein), appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2002, in the following Registration Statements of The Dow Chemical Company.

Form S-3:

Nos.	33-37052
33-52980
333-91228
333-101647

Form S-4:

No.	333-88443

Form S-8:

Nos.	2-64560
33-21748
33-37345
33-51453
33-52841
33-58205
33-61795
333-27379
333-27381
333-40271
333-43730
333-49183
333-67414
333-84700
333-88443
333-91027

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 27, 2003

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